Exhibit 10.1

SUBLEASE

This Sublease, dated as of this 7th day of July, 2015, is entered into in San Diego, California between Fish & Richardson P.C., a Massachusetts corporation, having an office at One Marina Park Drive, Boston, Massachusetts 02110 (“Landlord”) and Viking Therapeutics, Inc., a Delaware corporation, having an office at 12340 El Camino Real, San Diego, California 92130 (“Tenant”).

WHEREAS, Landlord, as tenant, has leased space (the “Prime Lease Premises”) in the Project (as defined as the Prime Lease) known as Del Mar Corporate Centre located at 12390 and 12340 El Camino Real, San Diego, California 92130 from Kilroy Realty Partners, L.P. and Kilroy Realty, L.P., both Delaware limited partnerships and predecessors to Kilroy Realty, L.P. (the “Prime Landlord”) by lease, dated May 14, 2003 as amended by First Amendment to Office Lease dated May 14, 2004, by Second Amendment to Office Lease dated November 30, 2004, by Third Amendment dated as of the 15th day of July, 2005, and by Fourth Amendment dated as of the 29th day of September, 2005 (collectively, the “Prime Lease”).

WHEREAS, Landlord has agreed to sublet to Tenant and Tenant has agreed to sublet from Landlord a portion of the Prime Lease Premises situated in Building 2 (as defined in the Prime Lease and sometimes hereinafter referred to as the “Building”) of the Project, which portion consists of approximately 7,049 rentable square feet on the second floor of the Building and designated as Suite 250 (the “Premises”), as shown on Exhibit A, attached hereto and made a part hereof. Landlord shall not have the right to increase or otherwise modify the area measurement of the Premises at any time during the Term of this sublease to the extent such increase or modification increases the Rent, Additional Rent, or any other monies due to Landlord by Tenant in connection with this Sublease.

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual covenants herein contained and each with intent to be legally bound, for themselves and respective successors and assigns, hereby agree as follows:

I.	SUBLEASE

Landlord hereby subleases the Premises to Tenant and Tenant hereby subleases the Premises from Landlord, on the terms and conditions contained in this Sublease. Landlord shall deliver the Premises to Tenant on the Commencement Date (as herein defined) in “as is” condition subject to the Prime Lease and free of all other tenants and occupants. Landlord shall not be obligated to provide or pay for any improvement work or services related to improvement of the Premises, except that subject to approval of the Prime Landlord, prior to the Commencement Date, Landlord, at Landlord’s expense, shall have substantially completed those improvements (the “Improvements”) to the Premises set forth on Exhibit B. Tenant shall be responsible for and pay for any and all other improvements to the Premises related to its occupancy thereof, including, without limitation, the installing of trade fixtures, data, and telecommunications, wiring and equipment, and other business equipment and security systems. Tenant represents that it has inspected the Premises and the Building and has found the same in satisfactory condition as of the date hereof. Landlord makes no representations or warranties with respect to the condition of the Premises or the Building or the Project other than Landlord has not received written notice of any noncompliance with applicable laws and codes, including ADA compliance, affecting the Premises or the Building, and Tenant is not relying on any representations or warranties of Landlord or Landlord’s agents or employees with respect to the condition thereof or compliance with applicable laws and codes.

II.	TERM

A. The term of this Sublease shall commence on August 1, 2015 (“Commencement Date”).

Landlord and Tenant agree that if, for any reason, Landlord has not delivered the Premises to Tenant in the condition required by Section I hereof on or before August 1, 2015, the Commencement Date shall be extended for each day of delay in the delivery of the Premises. To illustrate the foregoing, if Landlord delivers the Premises to Tenant on August 10, 2015, then the Commencement Date shall be deferred ten (10) days. Landlord’s failure to so deliver the Premises on or before August 1, 2015 shall not be a default by Landlord or otherwise render Landlord liable for damages. However, if Landlord fails to deliver the Premises by September 1, 2015, Tenant shall have the right, upon ten (10) days prior notice (the “Notice Period”) to Landlord, to terminate this Sublease whereupon this Sublease shall be of no force or effect and Landlord and Tenant shall be released from all obligations with respect hereto and neither shall have any further rights in law and in equity with respect to this Sublease; provided, however, that such termination shall be null and void and without effect if Landlord so delivers the Premises prior to the expiration of the Notice Period.

Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached hereto as Exhibit C. Tenant’s failure to execute and return the commencement letter agreement, or to provide written objection to the statements contained in the letter, within thirty (30) days after the date of the letter shall be deemed approval by Tenant of the statements contained therein.

B. The term of this Sublease shall expire at the close of business on September 30, 2018, unless sooner terminated pursuant to the provisions of this Sublease, applicable law or as a result of the termination of the Prime Lease (collectively, the “Expiration Date”).

C. Provided Tenant does not interfere with Landlord and/or the construction of the Improvements, Tenant shall have access to the Premises for the purpose of installing furniture, trade fixtures, data and telecommunications wiring and equipment, photocopy equipment and other business equipment and security systems pursuant to the Prime Lease (but not for the purpose of conducting business) on the Early Access Date (as herein defined); provided, however, that on the Early Access Date Tenant is not in default under this Sublease and has complied with the provisions of Section X hereof and Prime Landlord has consented to this Sublease pursuant to Section XXIX hereof. Tenant’s right of access herein shall be subject to the terms and conditions of the Sublease, except that prior to the Commencement Date, Tenant shall have no obligation to pay Rent. In the event Tenant fails to comply with such terms of the Sublease, Tenant’s right of access shall cease and Tenant shall vacate the Premises upon five (5) days written notice from Landlord. The Early Access Date shall mean July 15, 2015.

III.	RENT

A. Commencing on the Commencement Date, Tenant shall pay Landlord Rent as follows:

Period of Term	Rent for Period	Monthly Rent
Commencement Date - June 30, 2016	$197,372.00	$19,737.20
July 1, 2016 - June 30, 2017	$243,951.84	$20,329.32
July 1, 2017 - June 30, 2018	$251,270.40	$20,939.20
July 1, 2018 - September 30, 2018	$64,702.14	$21,567.38

Such rent shall be payable on the first day of each month during the term. Rent for any partial month shall be prorated on a daily basis and if Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Rent commences and shall be equal to a proportionate part of the monthly installment of Rent for the partial month in which Rent commences plus the installment of Rent for the succeeding calendar month. Notwithstanding the foregoing, Tenant shall pay to Landlord Rent for the first full calendar month of the term of this Sublease (to wit: $19,737.20) upon the date of execution by Tenant of this Sublease, which shall be applied to the installment of Rent for the first full calendar month of the Term. Notwithstanding the above schedule of payments to the contrary, provided Tenant is not in default under this Sublease, Tenant shall be entitled to an abatement of Rent (the “Rent Abatement”) equal to the Monthly Rent due in the second and third full months after the Commencement Date. If the Commencement Date is deferred pursuant to Section II.A above, the foregoing dates for the Rent Abatement shall be similarly adjusted. Notwithstanding the Rent Abatement, additional Sublease Rent (as herein defined), utility charges and any other costs and charges specified herein shall be and remain due and payable by Tenant hereunder.

B. Tenant shall pay Rent and all other amounts due from Tenant to Landlord pursuant to this Sublease (all such other amounts, collectively, “Additional Sublease Rent”), at such place as Landlord may designate in writing, in lawful money of the United States of America, without demand and without any deduction, setoff or abatement. Landlord shall have the same rights and remedies with respect to the nonpayment of Additional Sublease Rent as with respect to the nonpayment of Rent.

IV.	ADDITIONAL SUBLEASE RENT

In accordance with the provisions of the Prime Lease, Landlord, as tenant under the Prime Lease, is obligated to pay as Additional Rent (as defined in the Prime Lease) its Tenant’s Share with respect to the Existing Building 2 Premises (as defined herein) (75.37%) of annual Direct Expenses (as defined in the Prime Lease). The Existing Building 2 Premises means the premises comprised of 67,206 rentable square feet in Building 2 leased by Landlord as tenant under the Prime Lease.

Tenant shall pay to Landlord promptly upon Landlord’s request therefor and provided Landlord’s request is given to Tenant at least fifteen (15) days prior to the date such payments are due under the Prime Lease, in all events at least ten (10) days prior to the date such payments are due under the Prime Lease, as Additional Sublease Rent under this Sublease, Tenant’s proportionate share (as herein defined) of all estimated Additional Rent and Additional Rent which Landlord is obligated to pay to Prime Landlord pursuant to the Prime Lease with respect to the Existing Building 2 Premises during the term of this Sublease including, without limitation, Tenant’s proportionate share of any amount or expense which Landlord shall pay or incur with respect to Direct Expenses during the term of this Sublease. Tenant’s proportionate share is agreed to be 10.49% of the amount Landlord, as tenant under the

Prime Lease, is obligated to pay as Additional Rent with respect to the Existing Building 2 Premises; provided, however, that the Base Year for purposes of calculating Tenant’s liability for Direct Expenses hereunder shall be 2015. Tenant shall pay the cost of all electricity and other utilities consumed by Tenant in the Premises. With respect to those portions of the Premises which are separately metered for electricity or such utilities, Tenant shall contract with and pay charges for Tenant’s use of electricity and such utilities directly to the providers of the electricity and such utilities. If any portion of the Premises is not separately metered for electricity or such utilities, with respect to those portions of the Premises which are not separately metered for electricity or such utilities (the “Non-Separately Metered Premises”), to the extent the cost of electricity or such utilities attributable to Tenant’s use is not a Direct Expense, Tenant shall pay promptly upon Landlord’s request therefor, as Additional Sublease Rent, a payment for electricity and such utilities consumed by Tenant in the Non-Separately Metered Premises as reasonably determined by Landlord.

V.	SECURITY DEPOSIT

Upon the execution hereof by Tenant, Tenant shall deposit with Landlord the sum of $80,000.00. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Sublease. In the event of Default of Tenant hereunder, Tenant fails to cure within any applicable time permitted under this Sublease or in the event that Tenant owes any amounts to Landlord upon the expiration of this Sublease, Landlord may use or apply the Security Deposit for the payment of Tenant’s obligations hereunder or otherwise remedy the Default of Tenant. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any law and shall not be construed as liquidated damages. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after written notice, an amount in cash sufficient to restore the Security Deposit to the amount required pursuant to this Sublease as of such time. Failure to so restore the Security Deposit shall be a material breach of this Sublease. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit. Any remaining Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date, unless sooner terminated pursuant to the provisions of this Sublease, applicable law or as a result of the termination of the Prime Lease. Provided a Default of Tenant has not occurred (i) on or before November 1, 2016, Landlord shall apply $20,329.32 of any unused or unapplied portion of the Security Deposit to serve as the Rent due from Tenant hereunder for the month of November, 2016, and (ii) on or before December 1, 2016, Landlord shall apply $20,329.32 of any unused or unapplied portion of the Security Deposit to serve as the Rent due from Tenant hereunder for the month of December, 2016. The remaining portion of the Security Deposit shall then be $39,341.36 and shall continue to be held and applied in accordance with Section V hereof.

VI.	REPAIRS AND MAINTENANCE OF THE PREMISES

Any repair and maintenance obligations with respect to the Premises which are the responsibility of the Landlord, as tenant under the Prime Lease, shall be performed by Tenant, at Tenant’s sole cost and expense. Tenant shall promptly notify Landlord of the need for any such repair, even though Landlord shall not be responsible or liable therefor. Tenant waives its rights under California Civil Code Sections 1941 and 1942 or any similar law, statue or ordinance now or hereafter in effect.

VII.	TENANT’S USE

A. Tenant shall use and occupy the Premises for general office purposes consistent with the character of a first class office building and otherwise in accordance with the Prime Lease. Tenant shall not use the Premises for any other purpose.

B. Tenant shall comply with all Federal, State and local laws, ordinances, rules and regulations and the requirements of any Board of Fire Insurance Underwriters applicable to Tenant’s use of the Premises and any improvements of Tenant related thereto. Landlord shall comply with all such laws, ordinances, rules, regulations and requirements with respect to the construction of the Improvements set forth on Exhibit B.

C. Tenant shall keep the interior of the Premises in good order and condition and, on or before the Expiration Date, shall remove Tenant’s personal property, fixtures, equipment, cabling, conduits, security systems and supplies which Tenant has placed in or about the Premises and any alterations, additions or improvements which Landlord shall request Tenant to remove at the time such improvements, additions or alterations are made (excepting any alterations, additions or improvements approved by Landlord and, if applicable, Prime Landlord, and the Improvements made by Landlord before the Commencement Date). Any damage caused to the Premises by such removal shall be repaired by Landlord, at Tenant’s sole expense.

D. Tenant shall not, by its acts or omissions, cause any increase in the premium for fire or other insurance covering the Building or the termination of any such insurance.

E. Tenant shall not introduce on or transfer to the Premises, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises, nor transfer any Hazardous Materials from the Premises to any other location; and shall not commit or suffer to be committed in or on the Premises any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Premises or to Hazardous Materials; provided that Tenant shall be permitted to use Permitted Chemicals (as defined in the Prime Lease) to the same extent allowed under the Prime Lease.

Landlord represents warrants and covenants that to the actual present knowledge of Landlord, without inquiry, no condition exists at the Premises which is in violation of Environmental Laws or any other law, regulation or code requirement.

Tenant agrees that if it or anyone claiming under it shall generate, store, release, spill, dispose of or transfer to the Premises any Hazardous Materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws, regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such hazardous materials and shall forthwith repair and restore any portion of the Premises which it shall disturb in so removing any such hazardous materials to the condition which existed prior to Tenant’s disturbance thereof. This shall not apply to Tenant’s normal cleaning supplies or things used in the normal course of business such as toner, ink or any such other product used to operate Tenant’s law firm.

Tenant and Landlord each agree to deliver promptly to the other any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any hazardous materials affecting the Premises or Property.

The term “Hazardous Materials” shall have the same meaning as that defined in the Prime Lease.

“Environmental Laws” shall have the same meaning as that defined in the Prime Lease.

The obligations of Tenant contained in this Section shall survive the expiration or termination of this Sublease.

VIII.	ALTERATIONS

Tenant shall not make any alterations, improvements or installations (collectively, “Alterations”) in or to the Premises without Landlord’s prior written consent. All alterations and improvements shall be subject to the terms and conditions of the Prime Lease, and in those instances where applicable, shall be subject to the Prime Landlord’s approval as provided in the Prime Lease. Any alterations, improvements or installations consented to by Landlord shall be performed at the sole cost and expense of Tenant, by contractors reasonably approved in advance by Landlord, but, except for Tenant’s trade fixtures, shall become the property of Landlord (subject to the terms of the Prime Lease and the remainder of this Sublease). Landlord may condition its approval to any Alterations on the removal of the same, and restoration of any damage caused by installation and removal, on or prior to the Expiration Date if done in writing at the time of such approval.

Notwithstanding anything herein to the contrary, except for the Improvement set forth in Exhibit B, Tenant shall be solely responsible for the timely preparation and submission to Landlord and Prime Landlord of final plans, specifications, construction drawings, and such other documents relating thereto required by the Prime Lease and the Work Letter attached to the Prime Lease as Exhibit B to construct Alterations. Landlord shall respond to any submittal of plans, specifications, drawings and related documents within five (5) business days, and in order to facilitate a timely processing of plans, specifications, drawings and related documents, Tenant may submit to Prime Landlord copies of any submittals at the same time as Tenant submits them to Landlord. Such plans, specifications, drawings and related documents shall be subject to approval of Landlord pursuant to this Sublease and the Work Letter and, if applicable, Prime Landlord pursuant to the terms of the Prime Lease. Tenant shall design and construct such Alterations in accordance with the terms and conditions of the Prime Lease. Tenant shall comply with and observe the provisions of the Prime Lease (including applicable provisions of the Work Letter and shall obtain the approval of the Prime Landlord as required therein). Except for the Improvements set forth on Exhibit B, Tenant shall pay for the construction and installation of such Alterations and all fees payable to Prime Landlord under the Prime Lease in connection with such improvements.

IX.	ASSIGNMENT AND SUBLETTING

Tenant shall not (a) assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Sublease, (b) sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises, or (c) suffer or permit this Sublease or the leasehold estate hereby created or any other rights arising under this Sublease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant (sometimes collectively referred to herein as “Transfers”), or the Premises to be offered or advertised for assignment or subletting without complying with the Prime Lease and without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefore, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer, and (iv) reasonable information demonstrating the financial responsibility of the proposed Transferee, and the nature of such Transferee’s business and proposed use of the Subject Space.

If this Sublease is assigned or if the Premises or any part thereof are sublet (or occupied by anybody other than Tenant and its employees), Landlord, after default by Tenant hereunder, may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section IX, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Sublease.

Notwithstanding anything herein to the contrary, any assignment or subletting shall be subject to the terms and conditions of the Prime Lease, and in those instances where applicable, shall be subject to the Prime Landlord’s approval and/or recapture as provided in the Prime Lease.

No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. No assignment, subletting or occupancy shall affect uses permitted hereunder. Any subletting, assignment or other transfer of Tenant’s interest in this Sublease in contravention of this Section shall be voidable at Landlord’s option.

If the rent and other sums (including, without limitation, the reasonable value of any services performed by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease, payable by such assignee or subtenant on account of an assignment or sublease of all or any portion of the Premises exceed the sum of Rent plus Additional Sublease Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay to Landlord as Additional Sublease Rent fifty percent (50%) of such excess, less the reasonable expenses incurred by Tenant in connection with such assignment or sublease (including, without limitation, legal fees, tenant improvement costs, brokerage commissions and/or free rent or other incentives), payable monthly at the time for payment of Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Section and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment or sublease of all or any portion of the Premises.

Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute an assignment of this Sublease.

Notwithstanding anything in this Section IX to the contrary, but subject to the terms and conditions of the Prime Lease and where applicable, Prime Landlord’s approval, Tenant may assign its entire interest under this Sublease or sublet all or a portion of the Premises to a successor to Tenant by merger, consolidation or reorganization without the consent of Landlord and Tenant may assign its entire interest or sublet all or a portion of the Premises to a wholly owned or, controlled entity or parent of Tenant, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default under this Sublease; (2) if such proposed transferee is a successor to Tenant by purchase, merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant; (3) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Sublease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation, or reorganization; (4) the Permitted Use does not allow the Premises to be used for retail use or a use other than a use permitted herein; and (5) Tenant shall give Landlord written notice at least twenty (20) days prior to the effective date of any proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement satisfactory to Landlord.

Notwithstanding anything to the contrary contained in this Section IX, if Landlord, in Landlord’s reasonable discretion, determines that a Default of Tenant exists prior to the Transfer Notice (A) under Section XIV.A(i) or under Section XIV.A(ii) (if default exists because of the failure of Tenant to cure by payment of money) or (B) under Sections XIV.A(iii), (iv), (v) or (vi), Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of the applicable Transfer

Notice to recapture the applicable Subject Space. Such recapture notice shall cancel and terminate this Sublease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Sublease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this. Sublease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Section IX.

X.	INSURANCE

Tenant shall comply with all of the insurance requirements and obligations of Landlord, as tenant under the Prime Lease, Tenant shall, at its expense, take out and maintain, from the date upon which Tenant first enters the Premises for any reason, and throughout the term and thereafter so long as Tenant is in occupancy of any part of the Premises, the following insurance:

Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, (1) a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption Insurance written at replacement cost and value and with replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises; (3) Workers’ Compensation Insurance as required by California law and as may be required by applicable statue; and (4) Employers Liability Coverage of at least $500,000.00 per occurrence. All Commercial General Liability Insurance Policies shall name Tenant as named insured and Landlord (or any successor) and Prime Landlord (or any successor) as additional insureds.

All such policies shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in California, which companies shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to exercising Tenant’s right of early access pursuant to Section II C. hereof and in any event prior to the beginning of the term hereof. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insured such renewal policy or a certificate thereof at least thirty (30) days prior to expiration of any existing policy. Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and Prime Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least ten (10) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Sublease.

Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Subject to the foregoing provisions and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for loss, damage or destruction of or to its property to the extent such damage is or would be covered by policies of insurance carried or required by this Lease to be carried by the respective party hereunder. Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any property loss as to which the foregoing waiver may be unenforceable.

XI.	INDEMNITIES

A. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant shall indemnify, defend and hold Landlord harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorney fees and other professional fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Landlord arising out of or in connection with the use and occupancy by Tenant of the Premises or any damage or injury occurring in the Premises during the term of this Sublease or any acts or omissions (including violations of law) of Tenant, the Tenant Related Parties (hereinafter defined) or any of Tenant’s transferees, contractors or licensees.

B. Except to the extent caused by the negligence or willful misconduct of the Prime Landlord, Tenant shall indemnify, defend and hold Prime Landlord harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorney fees and other professional fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Prime Landlord arising out of or in connection with the use and occupancy by Tenant of the Premises or any damage or injury occurring in the Premises during the term of this Sublease or any acts or omissions (including violations of law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

C. Except to the extent caused by the negligence or willful misconduct of Tenant or its members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”). Landlord shall indemnify, defend and hold Tenant harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorney fees and other professional fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Tenant arising out of or in connection with acts or omissions (including violations of law) of Landlord, the Landlord Related Parties (meaning its members, partners, principals, beneficiaries, partners, officers, directors, employees and agents) or any of Landlord’s transferees, contractors or licensees.

D. The provisions of this Section XI shall survive the expiration or earlier termination of this Sublease.

XII.	TENANT’S OBLIGATIONS UPON TERMINATION OF THIS SUBLEASE

Tenant shall keep the Premises in good order and condition and, at the expiration or sooner termination of this Sublease, shall surrender and deliver up the same, broom clean and in good order and condition, as otherwise required by this Sublease and by the Prime Lease, ordinary wear and tear and damage by fire and other casualty excepted (unless the same results from the act of Tenant or its agents or employees). Tenant shall repair any damage to the Premises or the Building caused by removal of any property by or on behalf of Tenant. Any of Tenant’s personal property, fixtures or equipment which shall remain in the Premises after the expiration or sooner termination of this Sublease shall be deemed conclusively to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

XIII.	BROKERS

Tenant represents that Tenant has dealt only with Cushman & Wakefield of San Diego, Inc. and with no other broker. Tenant shall indemnify and hold harmless Landlord from and against any and all claims of any other broker claiming to have dealt with Tenant. Landlord shall pay a brokerage commission to Cushman & Wakefield of San Diego, Inc. in an amount equal to 4% of aggregate Rent less any Rent Abatement. One half of such commission shall be paid upon execution of the Sublease by Landlord and Tenant and consent thereto by Prime Landlord per Section XXIX hereof, and one half of such commission shall be paid upon the Commencement Date.

XIV.	DEFAULTS

A. Each of the following shall be a “Default of Tenant”:

(i) Tenant shall fail to make any payment of Rent, Additional Sublease Rent or any other payment Tenant is required to make when such payment is due and such failure shall continue for three (3) business days after Tenant receives written notice from Landlord.

(ii) Tenant shall fail to perform any other obligation of Tenant pursuant to this Sublease (either directly or derivatively pursuant to obligations arising under the Prime Lease) and such failure shall continue for thirty (30) days after notice from Landlord; provided, if such failure cannot be cured solely by the payment of money and more than thirty (30) days are reasonably required for its cure, a Default of Tenant shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion.

(iii) Tenant shall (u) file a voluntary petition in bankruptcy or insolvency, or (v) be adjudicated bankrupt or insolvent, or (w) take any action seeking or consenting to or acquiescing in a reorganization arrangement, composition, liquidation, dissolution, appointment of a trustee or receiver or liquidator or similar relief under any federal or state bankruptcy or other law or (x) make an assignment for the benefit of creditors, or (y) dissolve or liquidate or adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation, or (z) fail to discharge, within thirty (30) days, any proceeding brought against Tenant seeking the relief described in clause (w) above.

(iv) Tenant’s subleasehold interest shall be taken on execution.

(v) A custodian or similar agent is authorized or appointed to take charge of all or substantially all of the assets of Tenant.

(vi) An order is entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs.

B. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default with diligent efforts, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations.

XV.	REMEDIES

A. In the event of a Default of Tenant, Landlord (by and through its agents, if and as appropriate) shall have the power and right to enforce one or more of the following remedies:

(i) Terminate this Sublease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

The Worth at the Time of Award of the unpaid rent which has been earned at the time of termination;

The Worth at the Time of the Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided;

The Worth at the Time of the Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided;

Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus five percent (5%). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);

(ii) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(iii) Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Section XV.A.1.

B. To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption or of limitation or exemption from liability or stays or other rights that contravene the rights granted to Landlord hereunder or under any present of future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Sublease. Any and all rights and remedies which Landlord may have under this Sublease, and at law and equity (including without limitation) actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages, for Tenant’s failure to comply with its obligations under the Sublease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

C. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Sublease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorney fees, together with interest thereon at a rate equal to the lesser of 5% over the Prime Rate or the maximum rate allowed by law.

D. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Sublease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect on an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Sublease shall not be deemed to have been a waiver of such breach by Landlord unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

E. No acceptance by Landlord of a lesser sum than the Rent, Additional Sublease Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Sublease provided.

XVI.	SUBORDINATION TO THE PRIME LEASE

A. This Sublease is subject and subordinate to the terms and provisions of the Prime Lease. In addition to Tenant’s obligations under this Sublease, and except as otherwise expressly provided herein and to the extent not inconsistent with this Sublease, Tenant shall observe and perform all of the terms, covenants and conditions of the Prime Lease which Landlord, as tenant under the Prime Lease, is obligated to observe and perform with respect to, and insofar as they specifically relate to, the Premises, to the same extent as if such terms, covenant and conditions of the Prime Lease were set forth at length in this Sublease. Further, incorporating such provisions of the Prime Lease herein shall not obligate Landlord or be construed as causing Landlord to assume or agree to perform any obligations assumed by the Prime Landlord under the Prime Lease. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, suits, liabilities, costs and expenses (including reasonable attorneys’ fees) asserted against or sustained by Landlord under the Prime Lease or the Consent to Subletting Agreement between Prime Landlord, Landlord and Tenant with respect to the Premises or the Sublease, except to the extent caused by Landlord’s negligence or willful misconduct. Tenant shall not do, omit to do or permit to be done or omitted any act in or related to the Premises which constitute a breach or default under the terms of the Prime Lease or result in the termination of the Prime Lease by the Prime Landlord.

B. Landlord agrees to promptly forward to Tenant all notices, documents and other items it receives from Prime Landlord that relate to either the Premises or the performance by Landlord of its obligations under the Prime Lease whenever any such notices, documents and other items will have or might have a material adverse affect on the Premises or Tenant’s rights under this Sublease.

XVII.	CONSENT OR APPROVAL OF PRIME LANDLORD

If the consent or approval of the Prime Landlord is required under the Prime Lease with respect to any matter relating to the Premises, it shall also be required hereunder. Tenant shall be required first to obtain the consent or approval of Landlord with respect thereto and, if Landlord grants such consent or approval, such consent may be conditioned upon receipt of consent or approval from the Prime Landlord. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand therefor, all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with any request by Tenant for consent on approval hereunder (other than with respect to the Improvements set forth on Exhibit B). Subject to the foregoing right of reimbursement, Landlord shall reasonably cooperate in obtaining Prime Landlord’s consent; provided, however, that Landlord shall not be liable for failing to obtain such consent or approval from Prime Landlord and provided that Landlord shall have no obligation to incur any costs or expenses in the exercise of such cooperation.

XVIII.	LIMITATIONS ON LANDLORD’S LIABILITY

A. Tenant acknowledges that Landlord has made no representations or warranties with respect to the Building or the Premises or the Project except as provided in this Sublease.

B. If Landlord assigns its leasehold estate in the Building and the assignee assumes all of the obligations of Landlord under this Sublease (including without limitation the obligation to return to Tenant the Security Deposit in accordance with Section V above), Landlord shall have no obligation to Tenant arising thereafter. Tenant shall then recognize Landlord’s assignee as Landlord of this Sublease.

C. Landlord shall not be required to perform any of the covenants and obligations of the Prime Landlord under the Prime Lease and, insofar as any of the obligations of the Landlord hereunder are required to be performed under the Prime Lease by the Prime Landlord, Tenant shall rely on and look solely to the Prime Landlord for the performance thereof (unless such failure or delay on the part of Prime Landlord is attributable to any breach, default or failure to act of Landlord). If the Prime Landlord shall default in the performance of any of its obligations under the Prime Lease or breach any provision of the Prime Lease pertaining to the Premises, such default shall not constitute an actual or constructive eviction nor result in any offset, abatement or deduction against the Rent, Additional Sublease Rent or other charges due under this Sublease, but Tenant shall have the right, at Tenant’s sole expense and upon prior notice to Landlord, in the name of Landlord, to make any demand or institute any action or proceeding, in accordance with and not contrary to any provision of the Prime Lease, against the Prime Landlord under the Prime Lease for the enforcement of the Prime Landlord’s obligations thereunder. Landlord shall reasonably cooperate in obtaining Prime Landlord’s consent, provided that Landlord shall have no obligation to incur and costs or expenses in the exercise of such cooperation.

D. In no event shall Landlord be liable to Tenant for any indirect or consequential damages; and the shareholders, officers, directors and employees of Landlord shall have no individual liability for Landlord’s obligations under or arising out of this Sublease.

XIX.	UTILITIES AND SERVICES

Tenant shall be entitled to all those services, utilities and benefits which the Prime Landlord is required to provide in the Prime Lease. Tenant shall look solely to the Prime Landlord for the provision of such services, utilities and benefits, and Landlord shall not be responsible for the Prime Landlord’s failure to provide the same. To the extent that the Prime Landlord charges Landlord or to the extent Landlord is otherwise charged for any additional service provided to the Premises at Tenant’s request beyond that required to be supplied by the Prime Lease without charge (i.e. additional cleaning, after hours “HVAC”, etc.), Tenant shall pay such charge, as Additional Sublease Rent, within ten (10) days after written demand therefor. Landlord shall provide janitorial services to Tenant each night Monday night through Friday night, exclusive of Holidays (as defined in the Prime Lease), which janitorial services shall be similar in scope to janitorial services performed in similar buildings in the San Diego area.

XX.	FIRE, CASUALTY AND EMINENT DOMAIN

In the event of a fire, casualty or taking that affects the Premises but does not result in termination of the Prime Lease, the Rent hereunder shall be abated to the extent that the rent payable by Landlord under the Prime Lease with respect to the Premises shall be abated. The provisions of this Section shall be considered an express agreement governing any cause of damage or destruction to the Premises by fire or other casualty, and no local or state statute, law, rule or regulation, now or hereafter in effect, providing for such a contingency shall have any application in such case, to the extent permitted by law.

Irrespective of the form in which recovery may be had by law, as between Landlord and Tenant, all rights to damages or compensation for any taking affecting the Premises shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses and the value of its trade fixtures, if any, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

Tenant agrees that Landlord may elect to terminate the Prime Lease if it shall be entitled to do so due to a fire or other casualty or a taking by eminent domain or condemnation; and that if the Prime Lease shall be terminated for such or any other reason prior to the scheduled Expiration Date (other than due to a default in the payment of rent under the Prime Lease or any other default by Landlord under the Prime Lease), this Sublease shall terminate as of the date of the termination of the Prime Lease and Landlord shall have no liability to Tenant due or arising directly or indirectly out of such early termination.

XXI.	LANDLORD ACCESS

Landlord and Landlord’s agents and employees shall have the right to enter onto the Premises at reasonable times from time to time upon reasonable notice to Tenant (which notice shall be in writing at least twenty-four (24) hours in advance and shall not be required in the event of emergency) to ascertain whether Tenant is in compliance with the provisions of this Sublease and the Prime Lease, to perform covenants of Tenant that Tenant fails to perform, to make such repairs as Landlord deems necessary, and to exhibit the Premises during the last six (6) months of the term of this Sublease. Tenant’s designated representative may accompany any Landlord entry (except in the event of emergency).

In entering the Premises for the aforesaid purposes, Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises.

XXII.	GOVERNING LAW

This Sublease shall be construed and interpreted in accordance with the laws of The State of California.

XXIII.	INTEREST ON UNPAID RENT

All installments of Rent, Additional Sublease Rent and all other charges which are not paid within five (5) days after the date when due shall bear interest from the date due until paid, at an annual rate equal to the lesser of (a) the greatest per annum rate of interest permitted from time to time under applicable law, and (b) the Prime Rate (as defined in Section XV hereof) plus two percent (2%).

XXIV.	HOLDOVER

If Tenant holds over after the expiration or earlier termination of this Sublease, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to two hundred percent (200%) of the Rent applicable during the last rental period of the term under this Sublease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Section XXIV shall be construed a consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Sublease. The provisions of this Section XXIV shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. In addition, Tenant shall be responsible for any and all damages suffered by Landlord, including, without limitation, damages or costs resulting from actions initiated by third parties (including the Prime Landlord) as a result of said holding over.

XXV.	ESTOPPEL CERTIFICATES

Either party hereto (the “requested party”) agrees that, from time to time, upon not less than ten (10) days prior notice by the other party (the “requesting party”), the requested party or its duly authorized representative having knowledge of the following facts shall deliver to the requesting party, or to such person or persons as the requesting party may designate, a statement in writing certifying (a) that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the Sublease as modified is in full force and effect); (b) the date to which the Rent, Additional Sublease Rent and other charges have been paid; (c) that to the best of the requested party’s knowledge, the requesting party is not in default under any provision of this Sublease or if in default, the nature thereof in detail; (d) the commencement and expiration of this Sublease, and (e) any other information that may be reasonably required by the requesting party.

XXVI.	NOTICES

Any notice, statement, certificate, consent, approval, disapproval, request or demand required or permitted to be given in this Sublease shall be in writing (except as otherwise expressly stated in the Sublease or the Prime Lease) and sent by United States mail, registered or certified, postage prepaid, or by nationally recognized overnight courier service, addressed, as the case may be:

To Landlord at the following address:

One Marina Park Drive

Boston, MA 02110

Attn: President

with a copy to:

1425 K Street, NW, 11th Floor

Washington, D.C. 20005

Attn: Director of Operations

and to Tenant at the following address (prior to the Commencement Date):

4370 La Jolla Village Drive, Suite 400

San Diego, CA 92122

Attn: Chief Financial Officer

and (after the Commencement Date):

Suite 250

12340 El Camino Real

San Diego, CA 92130

Attn: Chief Financial Officer

Either party by notice to the other may change or add persons and places where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than two (2) persons. Mailed notices will be deemed served three (3) business days after mailing certified or registered mail properly addressed with postage prepaid, provided the same are received in the ordinary course of business and notices delivered by overnight courier shall be deemed delivered at the time such courier’s records indicate.

XXVII.	LANDLORD’S AND TENANT’S POWER TO EXECUTE

Landlord and Tenant covenant, warrant and represent that they have full power and proper authority to execute this Sublease.

XXVIII.	ENTIRE AGREEMENT

This Sublease contains the entire agreement between Landlord and Tenant and can be changed only by a signed agreement.

XXIX.	CONSENT TO SUBLEASE BY PRIME LANDLORD

This Sublease shall be subject to the consent of the Prime Landlord. Landlord shall use commercially reasonable efforts (which shall include the payment of any fee or other cost which Prime Landlord may charge to review the request for consent) to obtain the consent of the Prime Landlord including, without limitation, promptly submitting to Prime Landlord this Sublease upon its mutual execution, but Landlord shall not be responsible for the failure of Prime Landlord to consent to this Sublease. If the Prime Landlord does not consent to this Sublease on or before August 1, 2015, then Landlord and Tenant shall each have the right, upon ten (10) days prior notice (the “Notice Period”) to the other, to terminate this Sublease, whereupon this Sublease shall be of no force or effect and Landlord and Tenant shall be released from all obligations with respect hereto and neither shall have any further rights in law or in equity with respect to this Sublease; provided, however, that such termination shall be null and void and without effect if Prime Landlord consents to this Sublease prior to the expiration of the Notice Period.

XXX.	BINDING EFFECT

The submission of this Sublease for examination and negotiation does not constitute an offer to sublease or a reservation of, or option for, the Premises. Once fully executed, all the covenants, agreements and undertakings in this Sublease contained shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto, the same as if they were in every case named and expressed, but nothing herein shall be construed as a consent by Landlord to any assignment or subletting by Tenant of any interest of Tenant in this Sublease.

XXXI.	TAXES

Tenant shall be responsible for and agrees to pay on or before the same become due all taxes and other charges assessed against Tenant’s personal property, furnishings and trade fixtures located at the Premises and those taxes which pursuant to Section 4.5.2 of the Prime Lease are deemed to be taxes levied against personal property of Tenant.

XXXII.	PARKING

Subject to the terms and conditions of the Prime Lease including, without limitation, Article 28 thereof, Tenant shall have the right to use in common with other tenants in the Building twenty-eight (28) unreserved parking spaces in the parking facilities for the Building, free of charge for the entire duration of the Term.

XXXIII.	MISCELLANEOUS

If any provisions of this Sublease shall to any extent be invalid, the remainder of this Sublease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Sublease. This Sublease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Sections contained herein are for convenience only and shall not be considered in construing this Sublease. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Sublease to be performed by Tenant or Landlord shall be construed to be both an independent covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment of Tenant. Except as otherwise set forth in this Sublease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord), shall survive the expiration or sooner termination of this Sublease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Sublease). Notwithstanding anything herein or in the Prime Lease to the contrary, Tenant shall have no right to extend or renew the term of this Sublease, and Tenant shall have no expansion rights or rights of first refusal with respect to other space in the Building.

XXXIV.	QUIET ENJOYMENT

Subject to the provisions of the Prime Lease and the Sublease, Landlord covenants that Tenant shall be entitled to the quiet enjoyment of the Premises for the term of the Sublease, provided Tenant timely complies with the terms of the Sublease and the Prime Lease (insofar as it applies to the Premises), and subject, however, to Prime Landlord providing such quiet enjoyment to Landlord under the Prime Lease.

XXXV.	OPERATING HOURS

Pursuant to the Prime Lease HVAC (as defined in the Prime Lease) will be provided when necessary for normal comfort for normal office use in the Premises during Building Hours (defined in the Prime Lease as from 8:00 a.m. to 8:00 p.m. Monday through Friday, and on Saturday from 9:00 a.m. to 2:00 p.m.), except for Holidays (as defined in the Prime Lease). If Tenant desires to use heat, ventilation or air-conditioning during the hours other than the Building Hours (the “After Hours HVAC”), Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate of Tenant’s desired use of After-Hours HVAC, and Landlord shall arrange such After-Hours HVAC to Tenant at the cost charged to Landlord by Prime Landlord, which cost shall be treated as Additional Sublease Rent. Pursuant to the Prime Lease, the cost to be charged to Landlord by Prime Landlord is Prime Landlord’s Actual Cost (as defined in the Prime Lease). In the event the cost of After Hours HVAC is charged directly to Landlord by the vendor, Tenant shall pay Landlord promptly upon Landlord’s request therefore as Additional Sublease Rent the cost properly allocated to Tenant by Landlord for such After Hours HVAC.

XXXVI.	SIGNAGE

Subject to the terms and provisions of Article 22 of the Prime Lease, at Tenant’s request Landlord shall install the following signage in connection with the Tenant’s sublease of the Premises:

A. One (1) sign identifying Tenant at the entrance door to the Premises and one (1) sign comprised of Tenant’s name in the elevator lobby on the second floor, which signs shall comply with Prime Landlord’s Building standard signage program.

B. One (1) sign comprised of Tenant’s name on the directory board for the Building situated in the lobby of the Building, which sign shall comply with Prime Landlord’s Building standard signage program for directories.

Tenant shall not install or maintain or allow to be installed or maintained, any other signs on the exterior or interior of the Building or in the parking area or in or on any other area or building comprising the Project. The Sign Specifications (as defined in the Prime Lease) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and shall be consistent and compatible with quality and nature of the Project.

XXXVII.	INTENTIONALLY OMITTED
XXXVIII.	PRIME LEASE

A. Landlord represents and warrants to Tenant that (i) the redacted copy of the Prime Lease attached hereto as Exhibit D is a true, accurate and complete copy of the Prime Lease as redacted, (ii) to the actual knowledge of Landlord without inquiry the Prime Lease is, as of the date hereof, in full force and effect, and (iii) to the actual knowledge of Landlord without inquiry, Landlord has neither given nor received a notice of default pursuant to the Prime Lease that remains uncured nor is Landlord aware, as of the date of this Sublease, of any event which with the giving of notice or the passage of time, or both, might constitute an event of default under the Prime Lease.

B. Landlord covenants and agrees with Tenant as follows: (i) provided Tenant shall timely pay Tenant’s Rent and Additional Sublease Rent as and when due under this Sublease and perform and comply with the terms and obligations of this Sublease, Landlord shall pay, as and when due, all Base Rent, Additional Rent, and other charges payable by Landlord to Prime Landlord under the Prime Lease, and Landlord shall not voluntarily terminate the Prime Lease with respect to the Premises (other than pursuant to any termination right arising as a result of a casualty or taking or as otherwise as permitted under the Prime Lease); and (ii) Landlord shall timely perform those of its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Tenant on behalf of Landlord, including, by way of example only and not in limitation hereof, maintaining in full force and effect all insurance required of Landlord under the Prime Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have each caused these presents to be executed, as a sealed instrument, as of the date first above written.

LANDLORD:

Fish & Richardson P.C., a Massachusetts corporation

By:	/s/Peter J. Devlin
Its:	President

TENANT:

Viking Therapeutics, Inc., a Delaware corporation

By:	/s/Michael Morneau
Its:	Chief Financial Officer

EXHIBIT A

Description of Premises

The Premises consist of approximately 7,049 rentable square feet on the second floor in Building 2 of the Project known as Del Mar Corporate Center located at 12390 and 12340 El Camino Real, San Diego, California 92130, which Premises are outlined on the floor plan attached hereto as part of this Exhibit A.

EXHIBIT B

Improvements

EXECUTIVE SUMMARY Viking Conceptual Estimate

CLIENT:	Kilroy	ATTN:	Steven Bruce
PROJECT:	Viking	DATE:	2015.07.01
LOCATION:	12340 El Camino Real Suite 250	EST:	3
ESTIMATOR:	Mitchell Woolpert reviewed by Rodrigo Doll
ARCHITECT:	None

RENTABLE AREA	7,049 sf	BUILDING TYPE
USEABLE AREA	6,090 sf	DURATION - wks	3

DESCRIPTION	TOTAL	COST/ RSF

TOTAL CONSTRUCTION COSTS:
Current Estimate	$77,135	10.94	sf

TOTAL CONSTRUCTION COSTS	$77,135	10.94	sf

OTHER PROJECT COSTS:
Fee	5.00%	$3,857	$0.55	sf
Contractors Insurance	1.35%	$1,041	$0.15	sf
Permit Fee Allowance	Excluded	$—	$—	sf

TOTAL PROJECT COSTS	Total	$82,033	$11.64	sf

VOLUNTARY ALTERNATES
Cut in new door at existing conf. room	$1,470
New window film at both conf. rooms - 6' strip, 35lf	$2,510

QUALIFICATIONS
Assumes normal working hours
Assumes existing electrical panel can accommodate new power
Assumes all lead times allow for 3 week schedule
Excludes Building Permit Fees, Handling, & Engineering
Excludes Architectural Fees
Excludes Tel/Data cabling
Excludes items not included within
Excludes cabling to electrified locks
Excludes any union and/or prevailing wage labor
Excludes T24 upgrades/certification
Excludes Security and AV Panels, all tel/data by others
Excludes ADA upgrades
Excludes any outside security
Excludes fire life safety affidavid
Excludes Furniture, Fixtures, and New Equipment

Crew Builders, Inc. 6191 Cornerstone Ct. East. Ste 101 San Diego, Ca 92121

SYSTEMS SUMMARY Viking Conceptual Estimate

PROJECT:	Viking		JOB NO:	TBD
LOCATION:	12340 El Camino Real Suite 250		DATE:	2015.07.01
ARCHITECT:	None		ESTIMATE NO:	3
CLIENT:	Kilroy

	RENTABLE AREA	7,049 sf
	USEABLE AREA	6,090 sf

CSI DIVISION	DESCRIPTION		TOTAL	COST/RSF

1	GENERAL REQUIREMENTS		3,825	0.54
2	SITE CONSTRUCTION		7,085	1.01
3	CONCRETE		0	0.00
4	MASONRY		0	0.00
5	METALS		0	0.00
6	WOOD AND PLASTICS		3,454	0.49
7	THERMAL AND MOISTURE PROTECTION		0	0.00
8	DOORS AND WINDOWS		11,807	1.67
9	FINISHES		40,510	5.75
10	SPECIALTIES		0	0.00
11	EQUIPMENT		0	0.00
12	FURNISHINGS		900	0.13
13	SPECIAL CONSTRUCTION		0	0.00
14	CONVEYING		0	0.00
15	MECHANICAL / PLUMBING		3,734	0.53
16	ELECTRICAL		5,820	0.83

	SUBTOTAL		$77,135	$10.94

SYSTEMS BACK-UP Viking Conceptual Estimate

PROJECT:	Viking	JOB NO:	TBD
LOCATION:	12340 El Camino Real Suite 250	DATE:	2015.07.01
ARCHITECT:	None	ESTIMATE NO:	3
CLIENT:	Kilroy

SYS NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	SUBTOTAL		TOTAL	COMMENTS

01	General Requirements

	01100 - General Conditions
	Sr. Project Manager	15.0	mh	75.00	1,125
	Superintendent	60.0	mh	45.00	2,700
	Accountant / Field Office Coordinator	1.0	Is	Included
	Electronic closeout package	1.0	Is	Included
	Dumpsters/Temp Facilities	0.0	Is	Excluded				Provided by Building
TOTAL: 01 - General Requirements							3,825

02	Site Construction

	02100 - Sitework / Soft Demolition
	Demolition sub contract	1.0	Is	5,520.00	5,520
	Demo existing walls	78.0	If	Included
	Demo ceiling grid / tile	585.0	sf	Included
	Demo cabinet doors	1.0	Is	Included				Existing boxes to remain
	Demo existing VCT	0.0	Is	Excluded				Existing to remain
	Demo existing carpet / base	5841.0	ea	Included
	Remove single sliding doors	3.0	ea	Included
	Progress debris haul away	2.0	Is	225.00	450
	Demo prep / protection / clean-up	1.0	Is	720.00	720
	SUBTOTAL: 02100 Soft Demolition					6,690

	02950 - Final Clean
	Final Clean (General Clean)	1.0	Is	395.00	395
	SUBTOTAL: 02950 - Final Clean					395
TOTAL: 02 - Site Construction							7,085

06	Wood and Plastics

	06200 - Finish Carpentry
	Millwork Subcontract	1.0	Is	3,454.00	3,454
	Furnish/install new plam uppers / lowers /	9.0	If	Included
	New wood floor base	0.0	ea	Excluded
	SUBTOTAL: 06200 Finish Carpentry					3,454
TOTAL: 06 - Wood and Plastics							3,454

07	Thermal and Moisture Protection

	07200 - Thermal Protection
	nR-11 Insulation at new walls only	1.0	Is	Included
	SUBTOTAL: 07200 - Thermal Protection					—
TOTAL: 07 - Thermal and Moisture Protection							0

08	Doors & Windows

	08050 - Doors, Frames and Hardware
	New DFH - NR 3’-0” x 8’-0”	1.0	ea	975.00	975			Building Standard
	Relocate existing DFH	0.0	ea	350.00	—
	Electrified locks	0.0	Is	Excluded
	SUBTOTAL: 08050 - Doors, Frames and Hardware					975

	08800 - Glass & Glazing
	Glazing subcontract	1.0	Is	4,032.00	4,032
	New 1/2” glass in uchannel to grid	12.0	If	Included
	New window film at both conf. rooms - 6’ strip	0.0	Is	Excluded				*See alternates
	New break metal at demoed office windows	1.0	Is	350.00	350

SYS NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	SUBTOTAL		TOTAL	COMMENTS
	Herculite pair door at entrance 3’-0” x 8’-0”	1.0	Is	6,450.00	6,450
	SUBTOTAL: 08800 - Glass and Glazing					10,832
TOTAL: 08 - Doors and Windows							11,807

09	Finishes

	09200 - Walls
	F/H/T new full height walls	15.0	If	98.70	1,481
	Frame above grid header for uchannel glass	20.0	If	49.00	980
	Wall patching throughout space / at demo	32.0	mh	45.00	1,440
	Install backing	1.0	Is	145.00	145
	Stocking / Scrapwork	1.0	Is	395.00	395
	Wall covering patch at new herc door	0.0	ea	Excluded
	SUBTOTAL: 09220 - Walls					4,441

	09500 - Acoustical Ceilings
	Acoustical Ceilings Subcontract	1.0	Is	4,995.20	4,995
	Remove Stack / Reinstall existing ceiling tiles	1.0	Is	Included
	New 9/16” grid, ceiling tile patching	595.0	sf	Included				At conference
	New Axiom Glazing channel	20.0	If	Included				3 week lead time
	Grid patching at demo / new glass	1.0	Is	Included
	SUBTOTAL: 09500 - Acoustical Ceilings					4,995

	09600 - Flooring							Assumes quick ship option
	New carpet tiles	733.7	sy	25.00	18,343			Allowance $30/sy
	4” Rubber Base	1362.0	Is	1.45	1,975
	New travertine tile / base at lobby	176.0	sf	18.50	3,256			Allowance 18.50/sf
	New VCT	0.0	Is	Excluded
	Floor prep	1.0	Is	495.00	495			Allowance
	SUBTOTAL: 09600 - Flooring					24,069

	09900 - Paints and Coatings
	Paint subcontract	1.0	Is	6,820.00	6,820
	Stain new doors	1.0	ea	185.00	185
	Paint walls throughout space	13620.0	sf	Included
	SUBTOTAL: 09900 - Paints and Coatings					7,005
TOTAL: 09 - Finishes							40,510

12	Furnishings

	12500 - Window Treatments
	Furnish/install new window coverings	0.0	Is	Excluded
	Window film at existing conf rm	1.0	Is	900.00	900
	SUBTOTAL: 12500 - Window Treatments					900
TOTAL: 12 - Furnishings							900

13	Special Construction

	13850 - Detection and Alarm
	FLS / Security / Alarm / Security Camera	0.0	Is	Excluded
	SUBTOTAL: 13850 - Detection and Alarm					—
TOTAL: 13 - Special Construction							0

15	Mechanical and Plumbing

	15300 - Fire Suppression / Fire Sprinklers
	Rework to accommodate new layout	1.0	Is	1,380.00	1,380
	New fire cabinets	0.0	Is	Excluded
	Design / Permit sprinkler rework	0.0	Is	Excluded
	SUBTOTAL: 13850 & 13900					1,380

	15400 - Plumbing Fixtures and Equipment
	Remove / reset existing sink / faucet	1.0	Is	295.00	295
	Design/build engineering	0.0	Is	Excluded
	SUBTOTAL: 15400 - Plumbing Fixtures and Equipment					295

SYS NO.	DESCRIPTION	QUANTITY	UNIT	UNIT COST	SUBTOTAL		TOTAL	COMMENTS

	15700 - HVAC System							No new equipment
	HVAC Subcontract	1.0	Is	2,059.00	2,059
	Rework existing for new layout	1.0	Is	Included
	New supplies & returns	0.0	Is	Excluded				Reuse existing
	Relocate 1 T-stats	1.0	Is	Included
	Comfort balance	1.0	Is	Included
	Design/build engineering	0.0	Is	Excluded
	SUBTOTAL: 15700 - HVAC System					2,059

	15900 - HVAC Instrumentation and Controls
	Controls / EMS System / Graphics Update	1.0	Is	Excluded
	SUBTOTAL: 15900 - HVAC Instrumentation and Controls					—
TOTAL: 15 - Mechanical and Plumbing							3,734

16	Electrical

	16050 - Electrical subcontract
	Electrical subcontract	1.0	Is	5,450.00	5,450
	Relocate existing fixtures	8.0	ea	Included
	New 2x4 indirect fixtures to match existing	2.0	Is	Included
	Rework switching	2.0	ea	Included
	New 4” floor box at conf.	1.0	ea	Included
	Data ring & string	3.0	ea	Included
	Convenience receptacles	3.0	ea	Included
	Safe off	1.0	Is	Included
	New bulbs / ballasses for existing lighting	0.0	Is	Excluded
	Building Standard Exit Sign	0.0	Is	Excluded
	TV Outlet	1.0	ea	185.00	185
	Ceiling outlet for projector	1.0	ea	185.00	185
	Title 24 upgrades & certification	0.0	Is	Excluded
	Design/build engineering	0.0	Is	Excluded
	SUBTOTAL: 16050 - Electrical subcontract					5,820
TOTAL: 16 - Electrical							5,820
					Subtotal			77,135

Exhibit C

Form of Commencement Letter Agreement

Viking Therapeutics, Inc.

12340 El Camino Real

San Diego, CA 92130

Re:

Commencement Letter with respect to the Sublease dated                 , 2015 between Fish & Richardson P.C. (“F&R”) as Landlord, and Viking Therapeutics, Inc. (“Viking”), as Tenant, for 7,049 rentable square feet of space on the second floor of the Building at 12340 El Camino Real, San Diego, CA 92130

Gentlemen:

In accordance with the terms and conditions of the above-reference Sublease, F&R and Viking agree that the Commencement Date under the Sublease is                   , 20_.

Please acknowledge your agreement to the foregoing by executing all three (3) counterparts of this Commencement Letter in the space provided and returning two (2) fully executed counterparts to my attention.

Sincerely,

Barbara A. Mannix

Director of Operations

AGREED AND ACCEPTED:

Viking Therapeutics, Inc.

By:
Its:
Date:

22

EXHIBIT D

Redacted Copy of Prime Lease